Exhibit 99.1

Augmented Resignation Letter

Resignation from the Board of Directors - Effective June 30, 2016

Dear Board of Directors:

My decision to resign from the Board of Directors (Board), was based on the following reasons: disagreement with the Board on my Interim CEO’s incentive bonus and differences in the strategic future direction for the new Exar. There were many positive praises from the Board related to my excellent performance in terms of results and contributions; as well as execution in the business and strategic alternatives during my leadership. Under my direction, shareholder value increased by $120M in just eight months. However, the Board didn’t value my accomplishments enough to reward me with immediate compensation awards (as was the case in my previous two Interim CEO roles) for the excellent performance upon completing all agreed tasks and hiring a new CEO.

As Board member for 11 years and Chairman of the Board for 10 years, I worked for the best interest of all shareholders. I understand the Company very well. During my most recent CEO interim period, I made significant changes to the management team, cut underperforming business units, reduced COGS to increase Gross Margins by 150 points in the most recently announced quarter, reorganized engineering, increased product production into China, revaluated and changed our new product strategy, increased morale and ingrained a new attitude to increase profits. The Board reviewed my performance and agreed that I had done an excellent job. I will say that the Board offered me a compensation package, but it was all “on the come” with no reward for my eight months of hard work and accomplishments. Therefore, I found the package to be unacceptable.

When I took charge, the Board was confused with what to do and how to do it, the core business needed to be reevaluated and the iML Unit needed to be reassessed given changed market conditions. I righted the ship and signed a Definitive Agreement for the sale of iML for $136M. Each quarter that I was there as Interim CEO, EPS increased (sequentially) and I made it a focus throughout the organization. I dissected the business, COGS and revenue issues and discovered that we needed to look deeper than the surface to find the true underlying reasons and root causes of our problems. I appreciate much of what the management team did after I cleaned up a great deal of business units whose performance could be improved.

However, after the Company was up righted and set on a successful direction, the Board had no interest in me.

Finally, I fear this Board has lost its focus on its core mission and equally importantly on our employees. I am also bothered by this Board that despite very good operating results under my leadership, this Board compensation policy is approaching a level that will send key employees flying away from the Company and the success factor of the future will be jeopardized.

I wish good luck to Ryan Benton and the management team.

The statements in this letter are my opinions and everything in this letter represents my best effort to detail why I resigned from Exar, which are not necessarily shared by some of the Board members.

Richard L. Leza